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                                                                   Exhibit 10.10

                           THIRD AMENDED AND RESTATED
                    REVOLVING CREDIT AND TERM LOAN AGREEMENT

      This THIRD AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT is made as of the 19th day of July, 2004, by and among PHOENIX FOOTWEAR GROUP, INC., a corporation formed under the laws of the State of Delaware ("Borrower") and MANUFACTURERS AND TRADERS TRUST COMPANY, a bank formed under the laws of the State of New York ("Bank").

                                    RECITALS:

      A. Borrower and Bank are parties to a Second Amended and Restated Revolving Credit and Term Loan Agreement dated October 30, 2003 (the "Prior Agreement"), pursuant to which Bank has made loans to Borrower for the purposes described therein.

      B. Borrower has requested that the Prior Agreement be amended in its entirety to, among other things:

      (i) provide a revolving credit facility in the maximum principal amount of $18,000,000 at all times;

      (ii) continue the three existing term loan facilities in the original principal amounts of $1,500,000, $3,000,000, and $3,000,000, with current outstanding principal amounts of $1,300,000, $1,500,000, and $2,550,000 respectively;

      (iii) provide an additional term loan facility in the principal amount of $10,000,000; and

      (iv) make certain changes to the terms and conditions of the Prior Agreement.

      NOW, THEREFORE, Borrower and the Bank hereby agree that the Prior Agreement (including all Schedules and Exhibits thereto) is hereby amended and restated in its entirety as follows:

                                   ARTICLE I -
                                   DEFINITIONS

            1.1 The following terms shall have the following meanings unless otherwise expressly stated herein:

            "Affiliate" means any entity which directly or indirectly, or through one or more intermediaries, Controls or is Controlled By or is Under Common Control with Borrower.

            "Agreement" means this Third Amended and Restated Revolving Credit and Term Loan Agreement, as further amended, modified or restated from time to time.

            "Altama" means Altama Delta Corporation.

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            "Altama Acquisition Agreement" means the Stock Purchase Agreement dated as of ___________, 2004 by and among W. Whitlow Wyatt, Altama, and Borrower.

            "Altama Business" means the combat boot and related products business operated by Borrower and its Subsidiaries.

            "Altama PR" means Altama Delta (Puerto Rico) Corporation.

            "Average Borrowed Funds to EBITDA Ratio" means as of the applicable measurement date, the Average Borrowed Funds as of such date divided by EBITDA for the twelve (12) Fiscal Month period ended as of such date.

            "Average Borrowed Funds" means as of the last day of any Fiscal Quarter, the average of the aggregate amounts of Borrowed Funds of the Borrower as of such day, and as of the last day of each of the eleven (11) immediately preceding Fiscal Months.

            "Authorized Person" means James Riedman, Richard White, Kenneth Wolf, or Douglas Langston, each of whom are authorized by the Borrower to request Loans and Letters of Credit, and any additional person who the Borrower notifies the Bank of in writing is authorized to do the same.

            "Bank" means Manufacturers and Traders Trust Company.

            "Borrowed Funds" means, as of the measurement date, without duplication, on a consolidated basis, Borrower's and its Subsidiaries' (1) indebtedness or liability for borrowed money, including Obligations under the Loan Documents; (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property or services (excluding trade obligations); (4) obligations as lessee under capital leases; (5) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (6) obligations under letters of credit (other than the Earn-Out Letter of Credit); (7) obligations under acceptance facilities; (8) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any person or entity, or otherwise to assure a creditor against loss; (9) obligations secured by any Liens, whether or not the obligations have been assumed; (10) all purchase money mortgages, outstanding under asset securitization vehicles, conditional sales contracts and similar title retention debt instruments; and
(11) the Contingent Earn-Out Amounts.

            "Borrower" means Phoenix Footwear Group, Inc. and its successors, legal representatives and assigns.

            "Borrower's 401(k) Plan" means the Borrower's defined contribution 401(k) savings plan.

            "Borrowing Base" means the sum of the following:

                  (a)   80% of the Eligible Accounts of Borrower and Guarantors;

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                  (b)   plus 50% of the Eligible Inventories of Borrower and its
Subsidiaries that are used in their business with a $3,500,000 inventory cap for Borrower, $1,500,000 inventory cap for the Trask Business, $1,500,000 inventory cap for the Royal Business, and $3,000,000 inventory cap for the Altama
Business;

                  (c) less a Term Loan Reserve equal to $1,700,000.00, which $1,700,000.00 amount will be reduced on a dollar-for-dollar basis as quarterly payments on the Second Term Loan are made; and

                  (d)   less Letter of Credit Obligations.

            The Bank reserves the right in its sole discretion to modify the Borrowing Base or make changes in the definitions of Eligible Accounts or Eligible Inventories, or to delete certain accounts or inventories from the Borrowing Base in the event of a material adverse change in any of the collateral for the Revolving Credit or its collectibility, or in the event the Bank reasonably concludes that there are circumstances or conditions which materially affect the value of the collateral.

            "Borrowing Base Report" means a report described in Section 8.1 of this Agreement.

            "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in New York are authorized or required to close under the laws of such State and, if the applicable day relates to LIBOR Loan, LIBOR Interest Period, or notice with respect to a LIBOR Loan, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

            "Cash Flow" means for the applicable period EBITDA minus (i) taxes paid, minus (ii) Unfinanced Capital Expenditures, minus (iii) interest expense, minus (iv) dividends paid in accordance with Section 9.5 all determined in accordance with GAAP.

            "Cash Flow Coverage Ratio" means as of the applicable measurement date, Cash Flow for the four (4) Fiscal Quarters then ended, divided by the sum of all Scheduled Principal Payments due during the four (4) Fiscal Quarters immediately following such date.

            "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than twenty-five percent (25%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower by any person, excluding however the acquisition of shares by any person who is a shareholder of Borrower on the date hereof,

            "Closing Date" means the first date on which the conditions set forth in Section 7.1 have been satisfied and the Bank has made a Loan hereunder.

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            "Commitment" means the obligation of the Bank to make Revolving
Credit Loans to the Borrower and issue Letters of Credit for the account of the Borrower pursuant to the provisions of Section 2.1 and 4.1, respectively.

            "Contingent Earn-Out Amount(s)" means, (i) from July 1, 2004, through June 30, 2005, $2,500,000 with respect to contingent earn-out obligations under the Royal Acquisition Agreement, and (ii) from October 3, 2004 through October 1, 2005, $2,000,000 with respect to contingent earn-out obligations under the Altama Acquisition Agreement.

            "Controls" (including the terms "Controlled By" or "Under Common Control') means, but not be limited to, the ownership of ten percent (10%) or more of the outstanding shares of capital stock of any corporation having voting power for the election of directors, whether or not at the same time stock of any other class or classes has or might have voting power by reason of the happening of any contingency, or ownership of ten percent (10%) or more of any interest in any partnership, limited liability company or any other entity or any other interest by reason of which a controlling influence over the affairs of the entity may be exercised.

            "Current Assets" means current assets of the Borrower on a consolidated basis determined in accordance with GAAP.

            "Current Liabilities" means (a) current liabilities of the Borrower on a consolidated basis determined in accordance with GAAP; plus (b) the outstanding principal balance under the Revolving Credit Note.

            "Current Ratio" means Current Assets compared to Current
Liabilities.

            "Dating Accounts" means trade accounts receivable due sixty (60) to one hundred twenty (120) days from the date of invoice.

            "Earn-Out Letter of Credit" has the meaning given to it in the Royal Acquisition Agreement.

            "EBITDA" means, for the applicable period, Net Income plus interest expense, taxes, depreciation and amortization of intangible assets, plus the value of all stock allocated to the accounts of plan participants pursuant to Borrower's 401(k) Plan, all on a consolidated basis and determined in accordance with GAAP on a consistent basis.

            "Eligible Accounts" means:

                  (a) Dating Accounts which are less than thirty-one (31) days after due date, plus

                  (b) for trade accounts receivable from payors whose accounts are less than ninety (90) days beyond date of invoice, all accounts receivable, plus

                  (c) for trade accounts receivable from payors whose accounts are in whole or in part more than ninety (90) days beyond date of invoice, the portion of the accounts receivable less than ninety (90) days beyond date of invoice provided that at least fifty percent

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(50%) of the outstanding amount from the payor is less than ninety (90) days beyond date of invoice, minus

                  (d)   contra accounts receivable, minus

                  (e)   Affiliate accounts receivable, minus

                  (f) foreign accounts receivable (unless backed by irrevocable letters of credit, confirmed by a U.S. bank, and acceptable to the Bank in its sole discretion, and duly assigned to the Bank), minus

                  (g)   employee accounts receivable, minus

                  (h) bill and hold accounts receivable (i.e., accounts relating to goods not yet shipped but invoiced) except for bill and hold U.S. government receivables related to the Altama Business, minus

                  (i)   uncollectible accounts receivable, accounts minus

                  (j) receivable arising from progressive billings (i.e., accounts receivable from billings for work performed on a partially completed contract), minus

                  (k) accounts receivable arising from guaranteed sales with buy back provisions (i.e., sales in which Borrower is obligated to repurchase inventory or merchandise sold to customers), minus

                  (l) accounts receivable from the United States of America or agency or department thereof (unless assignment and notice thereof is effected in accordance with the Assignment of Claims Act), and minus

                  (m) accounts receivable from businesses reasonably believed by the Bank to be at risk of defaulting on accounts including, without limitation, accounts receivable from insolvent payors.

In the event that total accounts receivable from any payor except the U.S. government represent more than twenty percent (20%) of the total accounts receivable of Borrower and its Subsidiaries, on a consolidated basis, the Bank reserves the right in its sole discretion to delete from Eligible Accounts that portion of such accounts receivable. Eligible Accounts must be trade accounts receivable that arise from goods sold or delivered or services rendered in the Borrower's or any Subsidiary's ordinary course of business as it exists on the date of this Agreement and must be subject to the first priority security interest of the Bank and to no other security interest or lien. Eligible Accounts must be valid and legally enforceable obligations of the account debtor and not subject to credit, allowance, defense, offset, counterclaim or adjustment, except discounts for prompt payment.

            "Eligible Inventories" means all first quality finished goods inventories owned by Borrower or any Subsidiary, and all first quality raw materials inventories owned by Altama, valued at the lower of cost (on a FIFO basis) or market, minus such reserves as Borrower or a

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Subsidiary has historically established including but not limited to (i)
shrinkage reserves, (ii) markdown reserves, (iii) reserves which restore standard costs to actual costs and (iv) customer deposits on contracts. Eligible Inventories do not include:

                  (a)   perishable or non-saleable inventories,

                  (b) inventory on consignment to or from Borrower or any Subsidiary,

                  (c)   inventory subject to an Eligible Account,

                  (d)   inventory subject to a Lien other than a Permitted Lien,

                  (e) inventory to which any customer has rights, interests or claims superior to the Bank's perfected, first priority security interest therein, whether by operation of agreement, law or otherwise,

                  (f) inventory not located on Borrower's or its Subsidiary's premises within the United States or Puerto Rico, except for inventory held pursuant to warehousing and distribution arrangements with Wilson Logistics provided that Wilson Logistics has acknowledged the security interest of the Bank in form satisfactory to the Bank and the Bank has a perfected first priority security interest in such inventory,

                  (g)   goods-in-transit,

                  (h) inventory arising outside of the Borrower's or its Subsidiary's ordinary course of business,

                  (i) inventory not at all times subject to the perfected, first priority security interest of the Bank and no other security interest or lien, and

                  (j) inventory subject to a licensing agreement with third parties, except for the licensing agreements listed on Schedule 1.1 hereto, unless the Bank shall have received consents, acknowledgements, or other assurances satisfactory to the Bank from such third parties as may be deemed necessary or desirable to facilitate the Bank's realization upon such inventory.

Eligible Inventories must conform in all respects to warranties contained in this Agreement and the Loan Documents. The calculation of Eligible Inventories must be satisfactory to the Bank in its sole discretion.

            "Environment" means any water, including, but not limited to, surface water and ground water or water vapor: any land, including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.

            "Environmental Laws" means all present and future federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling,

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production or disposal of Hazardous Substances and the regulations, rules, ordinances, bylaws, policies, guidelines, procedures, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

            "Environmental Permits" means all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of the Improvements and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

            "Environmental Report" means written reports, if any, prepared for the Bank by an environmental consulting or environmental engineering firm.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" means any trade or business (whether incorporated or unincorporated) which together with the Borrower is treated as a single employer under Section 4 14(b), (c), (m) or (o) of the Internal Revenue Code.

            "Eurocurrency Reserve Requirement" means, for any Interest Period for a LIBOR Loan, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion dollars against "Eurocurrency Liabilities" (as such term is used in Regulation D) but without benefit or credit of proration, exemptions, or offsets that might otherwise be available from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained against (1) any category of liabilities that includes deposits by reference to which the LIBOR Interest Rate for LIBOR Loans is to be determined; or (2) any category of extension of credit or other assets that include LIBOR Loans.

            "Event of Default" means the occurrence of any event described in
Section 12.1.

            "Excess Cash Flow" means, for the applicable period, Net Income plus income tax expense as recorded in Borrower's consolidated financial statements less income taxes actually paid plus depreciation and amortization, calculated according to GAAP, less Unfinanced Capital Expenditures, less the aggregate of regularly scheduled principal payments of Indebtedness actually paid.

            "Financial Statements" means Borrower's audited financial statements for the Fiscal Year ending December 27, 2003.

            "First Term Loan" means the $1,500,000.00 remaining outstanding balance term loan made by the Bank and reflected in Section 3.1 hereof.

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            "First Term Note" means the $1,500,000.00 Amended and Restated First
Term Note (which amended and restated the $2,250,000.00 Amended and Restated
Term Note dated October 20, 2003, issued by Borrower to Bank), as such note may be amended, modified or restated from time to time.

            "Fiscal Month" means a period of four or five weeks having 7 days in each week ending on a Saturday and that constitutes Borrower's monthly accounting period.

            "Fiscal Quarter" means any of the quarterly accounting periods of Borrower ending on the last Saturday of March, June, September and on the Saturday closest to December 31st each year.

            "Fiscal Year" means the annual accounting period of Borrower ending on the Saturday closest to December 31st of each year.

            "Fourth Term Loan" means the $10,000,000.00 term loan made by the Bank and reflected in Section 3.1 hereof.

            "Fourth Term Note" means the $10,000,000.00 Fourth Term Note to be executed and delivered pursuant to Section 3.3 of this Agreement, as such note may be amended, modified or restated from time to time

            "GAAP" and "Generally Accepted Accounting Principles" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

            "Guarantors" means Penobscot, Trask, Royal, Altama, Altama PR, and each Subsidiary which becomes a Guarantor pursuant to Section 8.13.

            "Guaranties" means, collectively, the continuing guaranties executed and delivered to Bank by each Guarantor which guaranty payment of the Obligations, as amended, modified or restated from time to time, and "Guaranty" means any of the Guaranties.

            "Hazardous Substances" means, without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other material defined as a hazardous substance in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et. seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801, et. seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901, et. seq.; Articles 15 and 27 of the New York State Environmental Conservation Law or any other federal, state, or local law, regulation, rule, ordinance, by-law, policy, guideline, procedure, interpretation, decision, order, or directive, whether existing as of the date hereof, previously enforced or subsequently enacted.

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            "Improvements" means any and all real property and improvements owned or used by Borrower or any of its Subsidiaries.

            "Indebtedness" means, without duplication and whether now existing or hereafter incurred, (a) all obligations (including, without limitation, contingent obligations) for borrowed money or with respect to deposits or advances of any kind, (b) all obligations (including, without limitation, contingent obligations) evidenced by bonds, debentures, notes or similar instruments, (c) all obligations (including, without limitation, contingent obligations) upon which interest charges are customarily paid, (d) all obligations (including, without limitation, contingent obligations) under conditional sale or other title retention agreements relating to property acquired, (e) all obligations in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees of indebtedness of other persons, (h) all capital lease obligations (including, without limitation, contingent obligations), (i) all obligations (including, without limitation, contingent obligations) as an account party in respect of letters of credit (including but not limited to all reimbursement obligations with respect to Letters of Credit), and letters of guaranty, (j) all obligations (including, without limitation, contingent obligations) in respect of bankers' acceptances, and all net obligations (but not any net asset value) with respect to Rate Management Transactions. The Indebtedness shall include the Indebtedness of any other person (including any partnership in which such person is a general partner) to the extent such person is liable therefore as a result of such person's ownership interest in or other relationship with such person, except to the extent the terms of such Indebtedness provide that such person is not liable therefore.

            "Interest Period" means with respect to any LIBOR Loan, the period commencing on the date such Loan is made, converted or renewed, as applicable, and ending, as a Borrower may select, on the numerically corresponding day in the first, second, third, or sixth calendar month thereafter, subject however, to the following limitations:

                  (a) Each Interest Period that commences on the last Business Day of the calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month;

                  (b) No Interest Period may extend beyond the Termination Date; and

                  (c) If an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless, such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

            "Letters of Credit" means the Letters of Credit described in Section
4.1 of this Agreement.

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            "Letter of Credit Obligations" means the sum of the face amount of all outstanding Letters of Credit and all unpaid reimbursement obligations under the Reimbursement Agreement.

            "LIBOR Interest Rate" means, for each LIBOR Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Bank to be equal to the quotient of (1) the London Interbank Offered Rate for such LIBOR Loan for such Interest Period divided by (2) one minus the Eurocurrency Reserve Requirement for such Interest Period.

            "LIBOR Loan" means any Loan when and to the extent that the interest rate for such Loan is determined by reference to the LIBOR Interest Rate.

            "Lien" means any mortgage, pledge, security interest, encumbrance, lien, assignment or charge of any kind or description and shall include, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof including any lease or similar arrangement with a public authority executed in connection with the issuance of industrial development revenue bonds or pollution control revenue bonds, and the filing of or agreement to give any financing statement under the Uniform Commercial Code (or comparable law) of any jurisdiction naming the owner of the asset to which such lien applies as a debtor (other than a filing which does not evidence an outstanding secured obligation, or a commitment to make advances or to incur any other obligation of any kind).

            "Loan(s)" means, collectively, the Revolving Credit Loans and the Term Loans, or the Revolving Credit Loans or the Term Loans, as the context requires.

            "Loan Documents" means the Agreement, the Notes, the Security Documents, the Reimbursement Agreement, and all other agreements, documents and certificates executed with or in favor of the Bank in connection with the Agreement or any amendment to the Agreement or to any other Loan Document.

            "London Interbank Offered Rate" applicable to any Interest Period for a LIBOR Loan means the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) fixed by the British Bankers Association for United States dollar deposits for a period and in an amount comparable to the Interest Period and the principal amount of such LIBOR Loan, at approximately 11:00 a.m. London time as determined by the Bank from any broker, quoting service or commonly available source utilized by the Bank.

            "Mortgage" means the Mortgage, Lease Assignment and Security Agreement executed and delivered to Bank by Penobscot and dated as of March 30, 2000.

            "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA as to which the Company, any Subsidiary or any ERISA Affiliate is obligated to make, has made, or will be obligated to make contributions on behalf of participants who are or were employed by any of them.

                                       10
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            "Net Income" means for the applicable period, the net earnings of the Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP on a consistent basis, but excluding:

                  (a) any gain or loss arising from the sale of capital assets;

                  (b)   any gain arising from any write-up of assets;

                  (c) net earnings or losses of any Subsidiary of Borrower accrued prior to the date it became a Subsidiary;

                  (d) net earnings or losses of any corporation, substantially all the assets of which have been acquired in any manner by Borrower, realized by such corporation prior to the date of such acquisition;

                  (e) net earnings or losses of any business entity in which Borrower has an ownership interest, except any such net earnings which have actually been received by Borrower in the form of cash distributions and except the net earnings or losses of any business entity which has guaranteed all of the Borrower's Indebtedness to the Bank and any of the Bank's affiliates;

                  (f) any portion of the net earnings of any Subsidiary of Borrower which for any reason is unavailable for payment of dividends to Borrower;

                  (g) the net earnings or losses of any person to which any assets of Borrower shall have been sold, transferred or disposed of, or into which Borrower shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction;

                  (h) any gain arising from the acquisition of any securities of Borrower;

                  (i)   any gain or loss arising from extraordinary items; and

                  (j)   the 2003 Non-Recurring Expenses and Charges.

            "Non-Premium Event" means a reduction of the Commitment or prepayment of the Term Loans as a result of or through use of funds generated by internal cash flow, asset dispositions, sales of equity or equity-linked debt instruments (including the sale of Borrower).

            "Notes" means, collectively, the Revolving Credit Note and the Term Notes, and "Note" means any of the Notes.

            "Obligations" shall include all of the Borrower's obligations related to the Agreement of any kind or nature, arising now or in the future, including, without limitation, obligations under the Revolving Credit Note, the Term Notes, and the Reimbursement Agreements.

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            "PBGC" means the Pension Benefit Guarantee Corporation and any successor thereto.

            "Penobscot" means Penobscot Shoe Company.

            "Permitted Liens" means the Liens set forth on Schedule 1.2 and the following liens:

                  (a) liens imposed by any governmental authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower subject to such lien in accordance with GAAP on a consistent basis;

                  (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days, or which are being contested in good faith and by appropriate proceedings;

                  (c) pledges or deposits under workers' compensation, unemployment insurance and other social security legislation; and

                  (d) deposits to secure the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

            "Plan" means any employee benefit plan, program, arrangement, practice or contract, maintained by or on behalf of a Borrower or an ERISA Affiliate, which provides benefits or compensation to or on behalf of employees or former employees, whether formal or informal, whether or not written, including but not limited to the following types of plans:

                  (a) Executive Arrangements - any bonus, incentive compensation, stock option, deferred compensation, commission, severance, "golden parachute", "rabbi trust", or other executive compensation plan, program, contract, arrangement or practice;

                  (b) ERISA Plans - any "employee benefit plan" as defined in ERISA, including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

                  (c) Other Employee Fringe Benefits - any stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay or other fringe benefit plan, program, arrangement, contract or practice.

            "Prepayment Premium" means a payment to the Bank of 3 percent (3%) of the principal amount of any prepayment of any Term Loan by the Borrower, other than by reason of a Non-Premium Event, during the period ending at the close of business of the day immediately prior to the Termination Date.

            "Prime Loan" means any Loan when and to the extent that the interest rate for such Loan is determined by reference to the Prime Rate.

            "Prime Rate" means the rate of interest announced by the Bank from time to time at its Principal Office as its prime commercial lending rate, which rate is not intended to be the lowest rate of interest charged by Bank to its borrowers.

            "Principal Office" means the Bank's office at 255 East Avenue, Rochester, New York 14604.

            "Quarterly Covenant Compliance Sheet" means the covenant compliance sheet delivered on a quarterly basis by Borrower to Bank in the form of Exhibit A attached hereto.

            "Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by Borrower or its Subsidiaries which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

            "Reduction Fee" means a payment to the Bank of 3 percent (3%) of the principal amount of any reduction of the Commitment by the Borrower during the period ending at the close of business of the day immediately prior to the Termination Date, other than by reason of a Non-Premium Event or the occurrence of the Termination Date.

            "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

            "Reimbursement Agreements" means, collectively, the Reimbursement Agreements executed and delivered pursuant to Section 4.3 of this Agreement, as amended, modified or restated from time to time.

            "Reimbursement Obligations" shall have the meaning assigned to such term in Section 4.3.

            "Release" has the same meaning as given to that term in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601(22), and the regulations promulgated thereunder.

            "Revolving Credit Facility" means the revolving credit facility established pursuant to Section 2.1 of this Agreement.

            "Revolving Credit Loan" means a loan made by the Bank to Borrower under the Revolving Credit Facility.

            "Revolving Credit Note" means the $18,000,000 Amended and Restated Revolving Credit Note (which amends and restates the $18,000,000.00 Amended and Restated Revolving Credit Note dated October 30, 2003, executed by Borrower in favor of Bank), as such note may be amended, modified or restated from time to time.

            "Royal" means Royal Robbins, Inc.

            "Royal Acquisition Agreement" means the Stock Purchase Agreement dated as of October 2, 2003 by and among Dan J and Denise L, Costa, as trustees of the Dan J. and Denise L. Costa 1997 Family Trust and Douglas Vient as trustee of the Kelsie L. Costa Trust and the Daniel S. Costa Trust, Royal and Borrower.

            "Royal Business" means the outsdoor leisure sportswear and related products business operated by Borrower and its Subsidiaries.

            "Scheduled Principal Payments" means (i) all regularly scheduled principal payments (not including Excess Cash Flow mandatory prepayments) on the Term Loans, without credit or reduction for any prepayments, and (ii) principal payments due with respect to other Indebtedness (including among others capitalized lease payments), but not including Contingent Earn-Out Payments.

            "Second Term Loan" means the $2,550,000.00 outstanding principal balance term loan made by the Bank and reflected in Section 3.2 hereof.

            "Second Term Note" means the $2,550,000 Amended and Restated Second Term Note (which amends and restates the $3,000,000 LIBOR Amended and Restated Term Note dated October 30, 2003, issued by Borrower to Bank), as such note may be amended, modified or restated from time to time.

            "Security Agreements" means the General Security Agreements listed on Schedule 1.3.

            "Security Documents" means those documents set forth on Schedule
1.3.

            "Subsidiary" means any corporation, limited liability company or other entity, the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements in accordance with GAAP (including among others consolidated subsidiaries of consolidated subsidiaries).

            "Termination Date" means June 30, 2006.

            "Term Loans" means, collectively, the First Term Loan, the Second Term Loan, the Third Term Loan, and the Fourth Term Loan, and "Term Loan" means any of the Term Loans.

            "Term Notes" means, collectively, the First Term Note, the Second Term Note, the Third Term Note, and the Fourth Term Note and "Term Note" means any of the Term Notes,

            "Third Term Loan" means the $1,300,000 outstanding principal balance term loan made by the Bank pursuant to Article III hereof.

            "Third Term Note" means the Amended and Restated Third Term Note evidencing the Third Term Loan (which amends and restates the $1,500,000 Term Note dated October 30, 2003, issued by Borrower to Bank), as such note may be amended, modified or restated from time to time.

            "Trademark Security Agreements" means the Trademark Collateral Security and Pledge Agreement listed on Schedule 1.3, and any similar document delivered by any Subsidiary of Borrower, and, as amended, modified or restated from time to time.

            "Trask" means H.S. Trask & Co.

            "Trask Business" means the men's casual boot and footwear business conducted by Borrower and its Subsidiaries.

            "Unfinanced Capital Expenditures" means all capital expenditures other than (i) capital expenditures financed by the Bank (but excluding for this definition any capital expenditures financed with the proceeds of a Revolving Credit Loan), and (ii) capital expenditures financed with Indebtedness (other than the Loans) permitted under this Agreement or Indebtedness to which the Bank consents in writing.

            "2003 Non-Recurring Expenses and Charges" means those one-time nonrecurring expenses and charges detailed in a letter from Borrower to Bank dated as of October 30, 2003.

                                  ARTICLE II -
                            REVOLVING CREDIT FACILITY

            2.1 Commitment. The Bank agrees, subject to Section 2.2 and the other terms and conditions hereinafter set forth, to make Revolving Credit Loans to the Borrower from time to time during the period from the date of this Agreement up to but not including the Termination Date in an aggregate principal amount not to exceed at any time outstanding the amount of $18,000,000, as such amount may be reduced pursuant to Section 2.3.

      Each Revolving Credit Loan which shall not utilize the Commitment in full shall be in an amount not less than Fifty Thousand Dollars ($50,000), provided that each LIBOR Loan shall be in an amount not less than Five Hundred Thousand Dollars ($500,000). During the period from the Closing Date to the Termination Date and within the limits of the Commitment and subject to Section 2.2, the Borrower may borrow, prepay pursuant to Section 2.8, and reborrow under this
Section 2.1. On such terms and conditions, the Revolving Credit Loans may be outstanding as Prime Loans or LIBOR Loans. Each type of Revolving Credit Loan shall be made and maintained at the Bank's Principal Office.

            2.2 Borrowing Base. Notwithstanding the provisions of Section 2.1, the aggregate principal amount of all outstanding Revolving Credit Loans and all Letter of Credit Obligations shall not exceed the lesser of the Borrowing Base and the Commitment. At any time that the aggregate principal amount of all outstanding Revolving Credit Loans and all Letter of Credit Obligations exceeds the lesser of the Borrowing Base and the Commitment, the Borrower shall immediate prepay the Revolving Credit Loans pursuant to Section 2.8 hereof.

            2.3 Reduction of Commitment. The Borrower shall have the right, upon at least three (3) Business Days' notice to the Bank, to terminate in whole or reduce in part the unused portion of the Commitment on the following terms and conditions;

                  (a) each partial reduction in the Commitment shall be in the amount of at least One Million Dollars ($1,000,000);

                  (b) unless financed from a Non-Premium Event, a reduction in the Commitment requires concurrent payment to Bank of a Reduction Fee.

                  (c) no reduction in the Commitment shall be permitted if, after giving effect thereto, and to any prepayment made therewith, the outstanding and unpaid principal amount of the Revolving Credit Loans and the Letter of Credit Obligations shall exceed the lesser of Commitment or the Borrowing Base; and

                  (d) the Commitment, once reduced or terminated, may not be reinstated.

            2.4 Notice and Manner of Borrowing. Borrower agrees to give the Bank notice of any Revolving Credit Loan under this Agreement, at least one (1) Business Day before each Prime Loan, and at least three (3) Business Days before each LIBOR Loan, specifying: (a) the date of such Loan; (b) the amount of such Loan; (c) the type of Loan; and (d) in the case of a LIBOR Loan, the duration of the Interest Period applicable thereto. Not later than 3:00 P.M. (eastern standard time) on the date of such Revolving Credit Loan and upon fulfillment of the applicable conditions set forth in Article VII, the Bank will make such Revolving Credit Loan available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower's account with the Bank.

      All notice given under this Section 2.4 shall be irrevocable and shall be given not later than 11:00 A.M. (eastern standard time) on the day which is not less than the number of Business Days specified above for such notice.

            2.5 Conversions and Renewals. Borrower may elect from time to time to convert all or a part of one type of Loan into another type of Loan or to renew all or part of a Loan by giving the Bank notice at least one (1) Business Day before conversion into a Prime Loan and at least three (3) Business Days before the conversion into or renewal of a LIBOR Loan, specifying: (a) the renewal or conversion date; (b) the amount of the Loan to be converted or renewed; (c) in the case of conversions, the type of Loan to be converted into; and (d) in the case of renewals of or a conversion into LIBOR Loans, the duration of the Interest Period applicable thereto; provided that LIBOR Loans can be converted only on the last day of the Interest Period for such Loan. All notices given under this Section 2.5 shall be irrevocable and shall be given not later than 11:00A.M. (eastern standard time) on the day which is not less than the number of Business Days specified above for such notice. If the Borrower shall fail to give the Bank the notice as specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be converted into a Prime Loan on the last day of the Interest-Period for such Loan. The Borrower may not have more than five (5) LIBOR elections in effect at any one time with respect to Revolving Credit Loans.

            2.6 Interest. Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of the Revolving Credit Loans made under this Agreement at a rate per annum of LIBOR plus 250 basis points or Prime plus ..25% through December 31, 2004, and thereafter, at a rate per annum selected by Borrower, at the appropriate level, from the two Revolver columns of the pricing grid attached as Exhibit B to this Agreement. Any change in the interest rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective. Interest on each Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest on the Loans shall be paid in immediately available funds to the Bank at its Principal Office, in the case of Prime Loans on the first day of each month and in the case of LIBOR Loans, on the last day of the Interest Period with respect thereto. All accrued and unpaid interest shall be due and payable on the Termination Date.

            2.7 Revolving Credit Note. Borrower's obligation to repay the Revolving Credit Loan shall be evidenced by the Revolving Credit Note in substantially the form of Exhibit D to this Agreement, with blanks appropriately completed. All Revolving Credit Loans shall be repaid on the Termination Date.

            2.8 Prepayments. Borrower may prepay the Revolving Credit Note in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, but without premium or penalty, provided that (a) each partial payment shall be in a principal amount of not less then Fifty Thousand Dollars ($50,000); and (b) LIBOR Loans may be prepaid only on the last day of the Interest Period for such Loans. In addition, at any time that the Borrower becomes aware or receive notice (oral or written) that the outstanding principal amount of all Revolving Credit Loans exceeds the Borrowing Base, Borrower shall immediately prepay the Revolving Credit Loans by the amount necessary to comply with the provisions of Section 2.2.

            2.9 Method of Payment. Borrower shall make each payment under this Agreement and under the Note not later than 12:00 P.M. (eastern standard time) on the date when due in lawful money of the United States to the Bank at its Principal Office in immediately available funds. Borrower hereby authorizes the Bank, if and to the extent payment is not made when due under this Agreement or under the Note, to change from time to time against any account of Borrower with the Bank any amount as due. Whenever any payment to be made under this Agreement or under the Note shall be stated to be due on a day other than a Business Day, such payments shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and the commitment fee, as the case may be, except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

            2.10 Use of Proceeds. The proceeds of the Revolving Credit Loans hereunder shall be used to finance the working capital requirements of the Borrower and may also be used to finance the costs of Borrower's acquisition of Altama (including payments of the purchase price, amounts payable under or pursuant to the Altama Acquisition Agreement, and Indebtedness of Altama existing prior to its acquisition by Borrower). Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

            2.11 Illegality. Notwithstanding any other provision in this Agreement, if the Bank determines that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for the Bank to maintain or fund LIBOR Loans, then upon notice to the Borrower, the outstanding principal amount of all LIBOR Loans, together with interest accrued thereon, and any other amounts payable to the Bank under this Agreement shall be repaid (a) immediately upon demand of the Bank if such change or compliance with such request, in the judgment of the Bank, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

            2.12 Disaster. Notwithstanding anything to the contrary herein, if the Bank determines (which determination shall be conclusive) that:

            (a) Quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Interest Rate are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on a LIBOR Loan as provided in this Agreement; or

            (b) The relevant rates of interest referred to in the definition of LIBOR Interest Rate upon the basis of which the rate for any such type of Loan is to be determined do not accurately cover the cost to the Bank of making or maintaining LIBOR Loans; then the Bank shall forthwith give notice thereof to the Borrower, whereupon (a) the obligation of the Bank to make LIBOR Loans shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, and (b) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Loan.

            2.13 Increased Cost. From time to time upon notice to the Borrower from the Bank the Borrower shall pay to the Bank such amounts as the Bank may determine to be necessary to compensate the Bank for any costs incurred by the Bank which the Bank determines are attributable to its making or maintaining any LIBOR Loans hereunder or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by the Bank under this Agreement or the Note in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any change after the date of this Agreement in U.S. federal, state, municipal, or foreign laws or regulations (including Regulation
D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including the Bank of or under U.S. federal, state, municipal, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof ("Regulatory Change"), which: (a) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Note in respect of any such Loans (other than taxes imposed on the overall net income of the Bank for any of such Loans by the jurisdiction where the Principal Office is located); or (b) imposes or modifies any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions or credit or other assets of, or any deposits with or other liabilities of, the Bank (including any of such Loans or any deposits referred to in the definition of LIBOR Interest Rate); or (c) imposes any other condition affecting this Agreement or the Note (or any such extensions of credit or liabilities). The Bank will notify the Borrower of any event occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this Section 2.13 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, but in no event will Borrower be liable for Additional Costs arising from any Regulatory Change which occurred more than six (6) months before the date of such notice.

      Determinations by the Bank for purposes of this Section 2.13 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required compensate any the Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis.

            2.14 Risk-Based Capital. In the event that the Bank determines that with respect to any LIBOR Loans hereunder (a) compliance with any judicial, administrative, or other governmental interpretation of any law or regulation or
(b) compliance by the Bank or any corporation controlling the Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by the Bank or any corporation the Bank, and the Bank determines that such increase is based upon its obligations hereunder, and other similar obligations, the Borrower shall pay to the Bank, such additional amount as shall be certified by the Bank to be the amount allocable to the Bank's obligations to the Borrower hereunder. The Bank will notify the Borrower of any event occurring after the date of this Agreement that will entitle the Bank to compensation pursuant to this Section
2.14 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, but in no event will the Borrower be liable for any compensation hereunder based on any event which occurred more than six (6) months before the date of such notice.

      Determinations by the Bank for purposes of this Section 2.14 of the effect of any increase in the amount of capital required to be maintained by the Bank and of the amount allocable to the Bank's obligations to the Borrower hereunder shall be conclusive, provided that such determinations are made on a reasonable basis.

            2.15 Funding Loss Indemnification. Upon notice to Borrower from the Bank, Borrower shall pay to the Bank such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost, or expense incurred as a result of:

            (a) Any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such Loan including, but not limited to acceleration of the Loans; or

            (b) Any failure by Borrower to borrow or convert a LIBOR Loan on the date for borrowing or conversion specified in the relevant notice under Section
2.4 or 2.5, as the case maybe.

            2.16 Unused Commitment Fee. Borrower agrees to pay to the Bank a fee on the average unused portion of the Commitment at the rate per annum of .25% through December 31, 2004, and thereafter at the rate per annum, at the appropriate level, from the pricing grid attached as Exhibit B to this Agreement. Such fee shall be payable quarterly and the Bank is hereby authorized to charge Borrower's account with Bank for the amount of such fee. The Bank will send Borrower an invoice setting forth the amount of such fee and the basis upon which it was calculated.

                                 ARTICLE III -
                       AMOUNT AND TERMS OF THE TERM LOANS

            3.1 First Term Loan

            (a) First Term Loan. The Bank has made and continues to make hereunder a loan (the "First Term Loan") to Borrower in the outstanding principal amount as of the Closing Date of One Million Five Hundred Thousand Dollars ($1,500,000).

            (b) First Term Note. Borrower's obligation to repay the First Term Loan is evidenced by its $2,250,000 Amended and Restated Term Note dated October 30, 2003 (the "First Term Note"). Borrower acknowledges that the First Term Note remains in full force and effect and that the terms incorporated by reference therein are the terms of this Agreement as they have been and in the future may be further amended.

            (c) Principal Payments on First Term Loan. Borrower has agreed to pay the principal amount of the First Term Loan in three consecutive annual installments each in the amount of $750,000, commencing May 1, 2004, and each subsequent payment being made on the anniversary thereof. Notwithstanding the foregoing, the entire unpaid principal amount of the First Term Loan shall be due and payable on May 1, 2006.

            3.2 Second Term Loan

            (a) Second Term Loan. The Bank has made and continues to make hereunder a loan (the "Second Term Loan") to Borrower, in the outstanding principal amount as of the Closing Date of Two Million Five Hundred Fifty Thousand Dollars ($2,550,000).

            (b) Second Term Note. Borrower's obligation to repay the Second Term Loan is evidenced by its $3,000,000 Amended and Restated Term Note dated October 30, 2003 (the

"Second Term Note"). Borrower acknowledges that the Second Term Note remains in full force and effect and that the terms incorporated by reference therein are the terms of this Agreement as they have been and in the future may be further amended.

            (c) Principal Payments on Second Term Loan. Borrower has agreed to pay the principal amount of the Second Term Loan in twenty consecutive quarterly installments each in the amount of $150,000, commencing November 1, 2003, and the entire unpaid principal amount of the Second Term Loan shall be due and payable on August 1, 2008.

            3.3 Third Term Loan

            (a) Third Term Loan. The Bank has made and continues to make hereunder a loan (the "Third Term Loan") to Borrower, in the outstanding principal amount as of the Closing Date of One Million Three Hundred Thousand Dollars ($1,300,000).

            (b) Third Term Note. Borrower's obligation to repay the Third Term Loan is evidenced by its $1,500,000 Term Note dated October 30, 2003 (the "Third Term Note"). Borrower acknowledges that the Third Term Note remains in full force and effect and that the terms incorporated by reference therein are the terms of this Agreement as they have been and in the future may be further amended.

            (c) Principal Payments on Third Term Loan. Borrower has agreed to pay the principal amount of the Third Term Loan in sixty consecutive monthly installments each in the amount of $25,000, commencing December 1, 2003, and the entire unpaid principal amount of the Third Term Loan shall be due and payable on November 1, 2008.

            3.4 Fourth Term Loan

            (a) Fourth Term Loan. The Bank agrees on the terms and conditions hereinafter set forth, to make a loan (the "Fourth Term Loan") to Borrower, in the principal amount of Ten Million Dollars ($10,000,000.00).

            (b) Fourth Term Note. Borrower's obligation to repay the Fourth Term Loan shall be evidenced by its promissory note in substantially the form of Exhibit C to this Agreement, with blanks appropriately completed.

            (c) Principal Payments on Fourth Term Loan. Borrower agrees to pay the principal amount of the Fourth Term Loan in consecutive monthly installments each in the amount of $166,667, commencing August 1, 2004, and the entire unpaid principal amount of the Fourth Term Loan shall be due and payable on July 1, 2009.

            3.5 Interest. Borrower shall pay interest to the Bank on the outstanding principal amount of the Term Loans at a rate per annum of LIBOR plus 275 basis points or Prime plus .375% through December 31, 2004, and thereafter, at a rate per annum selected by Borrower, at the appropriate level, from the two Term columns of the pricing grid attached as Exhibit B to this Agreement. Any change in the interest rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective. Interest on the Term Loans shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest on the Term Loans shall be paid in immediately available funds to the Bank at its Principal Office, in the case of Prime Loans on the first day of each month and the case of LIBOR Loans, on the last day of the Interest Period with respect thereto.

            3.6 Method of Payment. Borrower shall make each payment under this Agreement and under the Term Notes not later than 11:00 A.M. (eastern standard time) on the date when due in lawful money of the United States to the Bank at its Principal Office in immediately available funds. Borrower hereby authorizes the Bank, if and to the extent payment is not made when due under this Agreement and under the Term Notes, to charge from time to time against any account of Borrower with the Bank any amount so due. Whenever any payment to be made under this Agreement or under the Term Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

            3.7 Use of Proceeds. The proceeds of the Fourth Term Loan shall be used by Borrower to fund the acquisition of Altama. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

            3.8 Prepayment.

            (a) Excess Cash Flow Recapture Mandatory Prepayment. On or before the one-hundredth (100th) day after the end of each of its Fiscal Years, the Borrower shall prepay the Fourth Term Loan in an amount equal to fifty percent (50%) of Excess Cash Flow for such Fiscal Year just ended, up to a maximum of $1,500,000, if the ratio of Average Borrowed Funds to EBITDA as of the last day of such Fiscal Year is greater than 2.00:1.00. Such mandatory prepayments shall be applied to unpaid principal of the Fourth Term Loan in inverse order of the dates on which payments are due thereunder.

            (b) Prepayment Premium. Unless financed from a Non-Premium Event, a prepayment, in whole or in part, of any of the Term Loans requires concurrent payment to Bank of a Prepayment Premium.

            3.9 Applicable Provisions. Sections 2.5, 2.11, 2.12, 2.13, 2.14, and 2,15 also shall apply to the Term Loans.

                                  ARTICLE IV -
                          LETTERS OF CREDIT SUBFACILITY

            4.1 Letter of Credit Subfacility. Subject to the terms and conditions of this Agreement and provided the Borrower complies with all application requirements of the Bank for issuing letters of credit, prior to the Termination Date, the Bank agrees to issue and extend standby and commercial letters of credit (individually, a "Letter of Credit") for the account of
Borrower: provided, however, that (a) no Letter of Credit (other than the Earn-Out Letter of

Credit) shall have an expiration date that is later than the earlier of one year after the date of issuance thereof or the Termination Date (provided that a Letter of Credit may provide that it is extendable for consecutive one year periods if such period does not end after the Termination Date); (b) Borrower shall not request that the Bank issue any Letter of Credit, if, after giving effect to such issuance, the sum of the aggregate Letter of Credit Obligations plus the aggregate outstanding principal amount of all outstanding Revolving Credit Loans would exceed the Commitment; and (c) Borrower shall not request that the Bank issue any Letter of Credit if after giving effect to such issuance, the aggregate Letter of Credit Obligations would exceed $6,000,000.

            4.2 Fees. The Borrower will pay to the Bank on the date of issuance of each standby Letter of Credit and on each anniversary date thereafter if such Letter of Credit is renewed, a Letter of Credit fee equal to one and one-half percent (1.5%) of the aggregate face amount of such Letter of Credit. The Borrower will pay to the Bank on the date of issuance of each commercial Letter of Credit and on each anniversary date thereafter if such Letter of Credit is renewed, a Letter of Credit fee equal to one-quarter percent (1/4%) of the aggregate face amount of such Letter of Credit. In addition, the Borrower shall pay to the Bank all other fees customarily charged by the Bank in connection with the issuance of the Letter of Credit.

            4.3 Reimbursement. Prior to issuance of each Letter of Credit, the Borrower will execute a Letter of Credit Reimbursement Agreement (each a "Reimbursement Agreement") in form and substance satisfactory to Bank, documenting its Obligations with respect to the Letters of Credit (such Obligations being the Borrower's "Reimbursement Obligations"). To the extent of any conflict between the terms of this Agreement and the Reimbursement Agreement or any letter of credit application, the terms of this Agreement shall control.

                                  ARTICLE V -
                           CERTAIN GENERAL PROVISIONS

            5.1 Administrative Expenses. Borrower shall pay any reasonable fees, expenses and disbursements, including reasonable legal fees, of the Bank related to this Agreement, the Obligations, the perfection of any collateral security required hereunder, and the transactions contemplated by this Agreement. Such payments shall be due at Closing.

            5.2 Collection Costs. At the request of the Bank, Borrower shall promptly pay any expenses, reasonable attorney's fees, costs, or disbursements in connection with administration of the Obligations or collection of any of the Obligations or enforcement of any of the Bank's rights hereunder or under any Note, Security Document, Reimbursement Agreement, or other agreement related hereto. This obligation shall survive the payment of any notes executed hereunder. The Bank may apply any payments of any nature received by it first to the payment of Obligations under this Section 5.2, notwithstanding any conflicting provision contained in this Agreement or any other agreement with the Borrower.

            5.3 Default Interest Rate. Upon the occurrence of an Event of Default, notwithstanding anything else herein, the rate of interest on each of the Obligations shall be automatically increased to a rate at all times equal to three percent (3%) above the rate of interest which would be in effect absent such failure of compliance, such increased rate to remain in effect through and including the satisfaction and payment in full of all of the Obligations and the termination of the Commitment, or written waiver of such Event of Default by the Bank.

            5.4 Late Payment Fees. Payments of principal and/or interest not made in full before the date five (5) days after the date due shall be subject to a processing charge of five percent (5%) of the payment due.

            5.5 Prepayments Upon Default. If by reason of an Event of Default the Bank elects to declare the Obligations to be immediately due and payable and/or to reduce or terminate the Commitment, then the Prepayment Premium and the Reduction Fee shall become due and payable in the same manner as though the Borrower had reduced, or terminated the Commitment, as applicable.

            5.6 Payment of Fees. Borrower hereby authorizes the Bank to withdraw an amount equal to the fees which are due and payable hereunder from any of its accounts with the Bank if not paid on the due date for such fees. The Bank shall give the Borrower notice of any such withdrawals, provided, however, that failure by the Bank to give the Borrower notice shall not prevent the Bank from making any such withdrawals under this Section 5.6.

            5.7 Voluntary Prepayments. Borrower may prepay the Loans in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that each partial prepayment shall be in a principal amount of not less than $50,000 further provided that LIBOR Loans may only be prepaid on the last day of an Interest Period. Voluntary prepayments of the Term Loans shall be applied to the principal installments in the inverse order of their maturities.

            5.8 Taxes Payable by Borrower. If under applicable law any Tax is required to be withheld or deducted by the Borrower from, or is otherwise payable by the Borrower in connection with, any payment to the Bank under the Loan Documents, the Borrower shall (a) make such withholdings or deductions as are required by applicable law, (b) pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law, and (c) pay to the Bank such additional amounts as may be necessary so that the net amount received by the Bank with respect to such payment, after withholding or deducting all Taxes required to be withheld or deducted by the Borrower, is equal to the full amount payable under the Loan Documents. For purposes of this Section 5.8, "Tax" means any federal, state or foreign tax (including any withholding tax), assessment or other governmental charge (including penalties and interest) upon a Person or upon its assets, revenues, income or profits.

                                  ARTICLE VI -
                           REPRESENTATIONS OF BORROWER

      The Borrower represents and warrants to the Bank as follows:

            6.1 Organization and Power. Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its state of incorporation and is duly qualified to transact business and in good standing in all other states and jurisdictions in which it is required to qualify or in which failure to qualify could have a material adverse impact on its business. The jurisdictions of formation and qualification for the Borrower and each of its

Subsidiaries are described in Schedule 6.1. Borrower and each of its Subsidiaries has full power and authority to own its properties, to carry on its business as now being conducted, to execute, deliver and perform the Agreement and all related documents and instruments, and to consummate the transactions contemplated hereby.

            6.2 Proceedings of Borrower. All necessary action on the part of the Borrower and each of its Subsidiaries relating to authorization of the execution and delivery of this Agreement and all related documents and instruments, and the performance of the Obligations of the Borrower, and each of its Subsidiaries, hereunder and thereunder has been taken. This Agreement and all related documents and instruments constitute legal, valid and binding obligations of Borrower and its Subsidiaries, as applicable, enforceable in accordance with their respective terms. The execution and delivery by the Borrower of this Agreement and all related documents and agreements, and the performance by the Borrower and its Subsidiaries of their respective obligations under this Agreement, the Security Documents and all related documents and agreements will not violate any provision of law or Borrower's or its Subsidiaries' Certificates of Incorporation or By-Laws. The execution, delivery and performance of this Agreement, the Security Documents and all related documents and agreements, and the consummation of the transactions contemplated hereby will not violate, be in conflict with, result in a breach of, or constitute a default under any agreement to which Borrower or its Subsidiaries is a party or by which any of its properties is bound, or any order, writ, injunction, or decree of any court or governmental instrumentality, and will not result in the creation or imposition of any lien, charge or encumbrance upon any of its properties, and do not require the consent or approval of any governmental authority.

            6.3 Capitalization. All of the outstanding shares and other equity interests of Borrower are duly authorized, validly issued and fully paid. All of the outstanding shares and other equity interests of each of Borrower's Subsidiaries are owned by Borrower or a Subsidiary of Borrower.

            6.4 Litigation. Except as set forth on Schedule 6.4, as of the date hereof there is no action, suit or proceeding at law or in equity by or before any court or any federal, state, municipal or other governmental department, commission, board, bureau, instrumentality or other agency, domestic or foreign, pending or, to the knowledge of Borrower or its Subsidiaries, threatened against or affecting Borrower or its Subsidiaries that brings into question the legality, validity or enforceability of this Agreement or the transactions contemplated hereby or that, if adversely determined, is not adequately covered by insurance and would have a material adverse effect on the financial condition, performance, business, operations or prospects of the Borrower and its Subsidiaries, taken as a whole.

            6.5 Financial Statements. The audited balance sheets of Borrower as of the Fiscal Year ended December 27, 2003, and the related statements of operation, stockholders equity and cash flows (including supporting footnote disclosures) for the fiscal years then ended, with the opinion of Deloitte & Touche, LLP, all heretofore furnished to the Bank, have been prepared in accordance with GAAP consistently applied throughout the periods indicated are all true and correct in all material respects and present fairly the financial condition at the date of said financial statements and the results of operations for the fiscal period then ending. Borrower as of such date did not have any significant liabilities, contingent or otherwise, including liabilities for taxes or any unusual forward or long-term commitments which were not disclosed by or reserved against in the financial statements referred to above or in the notes thereto, and at the present time there are no material unrealized or anticipated losses from any unfavorable commitments of Borrower or any of its Subsidiaries. All such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved.

            6.6 Material Adverse Changes. Since March 27, 2004 there has been no material adverse change in the operations, business, property, assets or condition, financial or otherwise of the Borrower and its Subsidiaries, taken as a whole.

            6.7 Taxes. Borrower and its Subsidiaries have filed or caused to be filed when due all federal tax returns or extensions and all state and local tax returns or extensions that are required to be filed, and have paid or caused to be paid all taxes as shown on said returns or any assessment received. Neither Borrower's, nor its Subsidiaries, tax returns are being audited on the date of this Agreement and neither Borrower, nor its Subsidiaries, have been notified of any intention by any taxing authority to conduct such an audit.

            6.8 Properties; Liens. Borrower and its Subsidiaries have good and marketable title to all of their properties and assets, including without limitation, the properties and assets reflected in the Financial Statements free and clear of all Liens, except for Permitted Liens. Borrower and its Subsidiaries have undisturbed peaceable possession under all leases under which they are operating, none of which contain unusual or burdensome provisions that may materially affect the operations of the Borrower or its Subsidiaries, and all such leases are in full force and effect.

            6.9 Indebtedness. Except for Permitted Indebtedness (as defined in
Section 9.1), the Borrower and its Subsidiaries have no outstanding
Indebtedness.

            6.10 Franchises; Permits. Borrower and its Subsidiaries possesses all franchises, permits, licenses and other authority as are necessary to enable Borrower and its Subsidiaries to conduct their business as now being conducted. Borrower and its Subsidiaries are not in default under any such franchise, permit, license or authority such that it would have a material adverse change in the operations of business, property, assets, condition, financial or otherwise of the Borrower and its Subsidiaries, taken as a whole.

            6.11 Margin Securities. No proceeds of the Obligations have been or will be used for the purpose of purchasing or carrying Margin Securities as defined in Regulation U of the Federal Reserve Board.

            6.12 Compliance With Law. Borrower and its Subsidiaries are not in violation of any laws, ordinances, governmental rules, requirements, or regulations, or any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which it is subject which violation could reasonably be expected to materially adversely affect the condition (financial or otherwise) of the Borrower or its Subsidiaries. Borrower and its Subsidiaries have obtained and are in compliance with all licenses, permits, franchises, and governmental authorizations necessary for the ownership of their properties and the conduct of their business, for which failure to comply could reasonably be expected to materially adversely affect the operations, business, property, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

            6.13 Patents; Trademarks; and Authorizations. Borrower and its Subsidiaries own, possess or have licenses for all of the patents, trademarks, service marks, trade names, copyrights, licenses, authorizations, and all rights with respect to the foregoing (collectively, the "Intellectual Property"), necessary to the conduct of their business as now conducted. A complete list of all such Intellectual Property with respect to which registrations have been issued by the U.S. Patent and Trademark Office the U.S. Copyright Office, or any comparable foregoing governmental authority is set forth on the Schedule 6.13. Except as disclosed in Schedule 6.4, to the knowledge of Borrower, no product, process, method, substance, part or other material presently contemplated to be sold by or employed by Borrower or its Subsidiaries in connection with its business infringes or may infringe any patent, trademark, service mark, trade name, copyright, license or other right owned by any other person. Except as disclosed in Schedule 6.4, there is no pending or threatened claim or litigation against or affecting Borrower or its Subsidiaries contesting its right to sell or use any such product, process, method, substance, part or other material. There is not pending or proposed any patent, invention, device application or principle or any statute, law, rule, regulation, standard or code which would prevent, inhibit or render obsolete the production or sale of any products of, or substantially reduce the projected revenues of or otherwise have a materially adverse effect on the financial condition, performance or prospects of the Borrower and its Subsidiaries, taken as a whole, or the business, assets, property or operations of the Borrower or its Subsidiaries, taken as a whole.

            6.14 Contracts and Agreements. Borrower and its Subsidiaries are not parties to any contractor agreement that materially adversely affects its business, property, assets, or condition financial or otherwise, and Borrower and its Subsidiaries are in compliance in all material respects with all material contracts and agreements to which they are a party.

            6.15 Subsidiaries and Affiliates. Except for Trask, Penobscot, Royal, and Altama, which are each wholly-owned Subsidiaries of Borrower, and Subsidiaries permitted by Section 9.10 below, Borrower has no Subsidiaries or Affiliates.

            6.16 ERISA. Except as set forth on the Schedule 6.16:

            (a) Identification of Plans. (i) Neither Borrower, nor any ERISA Affiliate, maintains or contributes to, or has maintained or contributed to, any Plan that is an ERISA Plan, and (ii) Borrower and its ERISA Affiliates do not maintain or contribute to, or have not maintained or contributed to, any Plan that is an Executive Arrangement;

            (b) Compliance. Each Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, except such noncompliance (when taken as a whole) that will not have a material adverse effect on the financial condition, performance or prospects of the Borrower and its Subsidiaries, taken as a whole or the business or operations of the Borrower and its Subsidiaries, taken as a whole;

            (c) Liabilities. Neither Borrower, nor any ERISA Affiliate, is currently, and has not been obligated in the last six (6) years to make contributions (directly or indirectly) to a Multiemployer Plan, and is not currently subject to any liability (including withdrawal liability), tax or penalty whatsoever to any person whomsoever with respect to any Plan including, but not limited to, any tax, penalty or liability arising under Title I or Title IV or ERISA or Chapter 43 of the Internal Revenue Code, except such liabilities (when taken as a whole) as will not have a materially adverse effect on financial condition, performance or prospects of the Borrower and its Subsidiaries, taken as a whole or the business or operations of the Borrower and its Subsidiaries, taken as a whole; and

            (d) Funding. The Borrower and each ERISA Affiliate have made full and timely payment of all amounts (i) required to be contributed under the terms of each Plan and applicable law and (ii) required to be paid as expenses of each Plan. No Plan has an "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA).

            6.17 Disclosure. Neither this Agreement, any Loan Document nor any other document, certificate or statement furnished to the Bank by or on behalf of Borrower or any Subsidiary in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading, if, in either case, such fact is material to an understanding of the financial condition, performance or prospects of Borrower and its Subsidiaries, taken as a whole or their business or operations, taken as a whole, or the ability of Borrower or its Subsidiaries to fulfill their obligations under this Agreement or by any Loan Documents to which they are a party.

                                 ARTICLE VII -
                              CONDITIONS OF LENDING

            7.1 Initial Revolving Credit Loans and Letter of Credit. The following conditions must be satisfied before the Bank shall have any obligation to make the initial Revolving Credit Loan and the Fourth Term Loan under this
Agreement:

            (a) Performance. Borrower shall have performed and complied with all agreements and conditions required to be performed or complied with by it prior to or at the time the first Revolving Credit Loan and Fourth Term Loan is made.

            (b) Opinion of Counsel. Borrower and its Subsidiaries shall have delivered a favorable opinion of their counsel, in form and substance satisfactory to the Bank.

            (c) Documents to be Delivered. Borrower shall have executed and delivered or have caused to be executed and delivered to the Bank all Loan Documents, together with a confirmation of certain Security Documents in form and substance satisfactory to Bank, and all Loan Documents shall be in full force and effect.

            (d) Certified Resolutions. Borrower and Guarantors shall have delivered a certificate of their respective corporate secretaries certifying (i) resolutions duly adopted by their Boards of Directors authorizing the execution, delivery and performance of the Loan Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby, as applicable, which resolutions shall remain in full force and effect so long as any of the Obligations are outstanding or the Commitment has not been terminated, (ii) the Certificate of Incorporation and By-Laws and (iii) the incumbency of the officers authorized to execute, deliver and perform this Agreement or the Loan Documents, as applicable.

            (e) Fees and Taxes. Borrower shall have paid all filing fees, taxes, and assessments related to the borrowings and the perfection of any interests in collateral security required hereunder.

            (f) Insurance. Borrower shall have delivered evidence satisfactory to the Bank of the existence of insurance required hereby.

            (g) Other Documents and Agreements. On or before the date of this Agreement, the Borrower shall have executed and/or delivered such other documents, instruments, and agreements as the Bank and its legal counsel may reasonably require in connection with the transactions contemplated hereby.

            (h) Certificates of Good Standing; Searches. Borrower, Altama, and Altama PR shall have delivered to the Bank (a) certificates of good standing from appropriate state officials to the effect that the Borrower, Altama, and Altama PR are in good standing in the state of their incorporation as well as in all other states in which qualification is necessary to carry on their businesses as presently conducted and (b) UCC, judgment, bankruptcy and tax searches against the Borrower, Altama, and Altama PR in all jurisdictions deemed necessary by the Bank, all of which shall be satisfactory to the Bank in all respects.

            (i) Altama Acquisition Agreement. The Altama Acquisition Agreement shall have been executed and delivered setting forth the terms of the Altama acquisition that are satisfactory to Bank, and the transaction contemplated thereby shall have been closed. If such closing occurs on the date of this Agreement, the closing shall be deemed to have preceded the execution of this Agreement and Altama and Altama PR shall be deemed to be Subsidiaries of the Borrower at the time of execution of and for purposes of this Agreement.

            (j) Equity Capital. The Borrower shall have received at least $22,000,000 in proceeds (net of expenses and underwriting discounts) in connection with its 2004 Registration Statement on Form S-2.

            (k) Projected Financial Covenants Compliance. The Bank shall have received evidence satisfactory to the Bank of Borrower's projected compliance with the Financial Covenants.

            (l) No Material Adverse Change. On the date of this Agreement, there shall have been no change since March 27, 2004 which has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations or financial condition of Borrower and its Subsidiaries, taken as a whole.

            (m) Solvency Certificates. The Bank shall have received reasonably satisfactory certificates from the Chief Financial Officer of the Borrower, Altama, and Altama PR as to the financial condition and solvency of each of the Borrower, Altama, and Altama PR.

            (n) Consents and Approvals. The Bank shall have received evidence of receipt of all governmental, shareholder and other, if any, consents and approvals necessary in connection with the related financings and other transactions contemplated under this Agreement, except where the failure to obtain such consents or approvals would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.

            (o) Litigation. The Bank shall have been informed of any suit, investigation or proceeding pending in any court or before any arbitrator or governmental authority that would reasonably be expected to have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole, or on their ability to perform their respective obligations under this Agreement.

            (p) Minimum Borrowing Capacity. The Bank shall have received evidence of a minimum borrowing capacity of the Borrower of $2,000,000 on the Closing Date.

            (q) Landlord Waivers. The Bank shall have received a waiver in form and substance satisfactory to Bank from each landlord of premises on which the Bank's collateral is located and that is not owned by Borrower or its Subsidiaries with the sole exception of a waiver from the landlord of the premises occupied by Royal on the Closing Date located in Modesto, California.

            7.2 Subsequent Loans and Letters of Credit. The obligation of the Bank to make any Revolving Credit Loan or issue any Letters of Credit shall at all times be subject to the following continuing conditions:

            (a) Representations and Warranties. The representations and warranties of the Borrower and its Subsidiaries contained herein shall be true and correct in all material respects as of the date of making of each such advance (except those which are specific as to a date certain, and except for Section 6.6 which shall be true and correct in all material respects on the date of this Agreement), with the same effect as if made on and as of such date.

            (b) No Defaults. There shall exist no condition or event that constitutes (or that, with the giving of notice or the passage of time or both, would constitute) an Event of Default at the time each advance is to be made or the Letter of Credit is to be issued.

            7.3 Notice of Borrowing Representation. Each Notice of Borrowing given by a Borrower in accordance with Section 2.4 hereof and the acceptance by Borrower of the proceeds of a Revolving Credit Loan shall constitute a representation and warranty by the Borrower, made as of the time of the making of such Revolving Credit Loan, that the conditions specified in Sections 7.1 (solely with respect to the initial Revolving Credit Loan and Letter of Credit issuances) and 7.2 (with respect to all other Revolving Credit Loans or Letter of Credit issuances) have been fulfilled as of such time.

                                 ARTICLE VIII -
                        AFFIRMATIVE COVENANTS OF BORROWER

      So long as any Obligations to the Bank shall be outstanding or this Agreement remains in effect, unless the Bank otherwise consents in writing, the Borrower shall:

            8.1 Financial Statements; Other Information.

            (a) Furnish to the Bank as soon as available, but in no event later than ninety (90) days after the close of each Fiscal Year in which this Agreement remains in effect, copies of annual financial statements of the Borrower in reasonable detail satisfactory to the Bank prepared in accordance with GAAP on a consistent basis audited by and with an unqualified opinion from an independent certified public accountant satisfactory to the Bank. Said financial statements shall include at least a consolidated and consolidating balance sheet and consolidated and consolidating statements of operations, stockholder's equity and cash flow, and shall be accompanied by a schedule showing computation of financial covenants and a copy of any management letter prepared by such accountants. Such financial statements shall be accompanied by a certificate of the Chief Financial Officer of Borrower to the effect that no Event of Default has occurred and no condition exists which with the passage of time or the giving of notice would constitute an Event of Default.

            (b) Furnish to the Bank unaudited financial statements not more than thirty (30) days after the close of each month. Said statements shall be in reasonable detail satisfactory to the Bank, shall be prepared in accordance with GAAP, shall include at least a consolidated and consolidating balance sheet and a consolidated and consolidating statements of operations, stockholder's equity and cash flow, and shall be accompanied by a schedule showing computation of financial covenants. Said financial statements shall be certified to be true and correct to the best knowledge of the Chief Financial Officer of Borrower. Such financial statements shall be accompanied by a certificate of the Chief Financial Officer of Borrower to the effect that no Event of Default has occurred and no condition exists which with the passage of time or the giving of notice would constitute an Event of Default.

            (c) Provide to the Bank interim financial statements, if any, prepared by the Borrower's or its Subsidiaries' independent accountants.

            (d) Provide to the Bank Borrowing Base Reports together with accounts receivable agings and inventory reports and any changes to the Dating Account List, on or before the twentieth (20th) day of each calendar month and more often in the event the Bank so requests. Borrowing Base Reports must be in the form of Exhibit E attached hereto.

            (e) Permit the Bank, at its option, to perform full field audits of the Borrower's or its Subsidiaries' accounts receivable and inventories at the Borrower's expense no more than twice during each calendar year. The Bank reserves the right, in its sole discretion and the Banks expense (unless there is an Event of Default, in which case it will be at the Borrower's expense), to perform field audits of the Borrower's or its Subsidiaries' accounts receivable and inventories more than two (2) times per year, but not more than four (4) times per year, provided that there shall be no limitation on the number of times the Bank may perform full field audits during the continuance of an Event of Default.

            (f) Permit the Bank to request accounts receivable verifications from the Borrower's or its Subsidiaries' customers, but prior to an Event of Default no more than twice per calendar year. These requests will be done under an assumed name and P.O. Box address or its equivalent.

            (g) Furnish to the Bank such additional information, reports, or financial statements as the Bank may, from time to time, reasonably request, including, without limitation, lists of vendors and suppliers and information necessary to monitor Revolving Credit borrowings.

            (h) Permit any person designated by the Bank to inspect the property, assets and books of the Borrower or its Subsidiaries at reasonable times and, prior to an Event of Default, upon reasonable notice, and shall discuss its affairs, finances and accounts at reasonable times with the Bank from time to time as often as may be reasonably requested.

            (i) Report immediately to the Bank in writing upon becoming aware of any noncompliance with any covenant in this Agreement, including without limitation becoming aware of any noncompliance with Article X in advance of the date on which the corresponding quarterly financial statements are due to be delivered to the Bank.

            8.2 SEC Reports. Furnish to the Bank, as applicable, copies of all proxy statements, financial statements and reports which Borrower sends to its stockholders, and copies of all regular, periodic and special reports, and all statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefore, or with any national securities exchange.

            8.3 Taxes. Pay and discharge all taxes, assessments, levies and governmental charges upon the Borrower or its Subsidiaries, their income and property, prior to the date on which penalties are attached thereto; provided, however, that the Borrower or its Subsidiaries may in good faith contest any such taxes, assessments, levies or charges so long as such contest is diligently pursued and no lien or execution exists or is levied against any of the Borrower's or its Subsidiaries' assets related to the contested items.

            8.4 Insurance. Maintain or cause to be maintained insurance, of kinds and in amounts satisfactory to the Bank, with responsible insurance companies on all of its and its Subsidiaries' real and personal properties in such amounts and against such risks as are prudent, including, but not limited to, full-risk extended coverage hazard insurance to the full insurable value of real property (co-insurance not being permitted without the prior written consent of the Bank), all-risk coverage for personal property, business interruption or loss of rents coverage, worker's compensation insurance, and comprehensive general liability and products liability insurance. The Borrower and its Subsidiaries also shall maintain flood insurance covering any real properties located in flood zones. The Borrower and its Subsidiaries shall provide to the Bank, no less often than annually and upon its request, a detailed list and evidence satisfactory to the Bank of their insurance carriers and coverage and shall obtain such additional insurance as the Bank may reasonably request. Hazard insurance policies for personalty and liability insurance policies shall name the Bank as additional insured, as its interests may appear, and all policies shall provide for at least thirty (30) days prior notice of cancellation to the Bank.

            8.5 Maintenance of Business Assets. At all times maintain, preserve, protect, and keep its and its Subsidiaries' assets in good repair, working order, and condition and, from time to time, make all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business of the Borrower and its Subsidiaries may be properly and advantageously conducted at all times and the value of the Bank's collateral shall be preserved.

            8.6 Maintenance of Real Estate. At all times maintain, preserve and protect all of its and its Subsidiaries' real estate (including all real estate subject to mortgages in favor of the Bank) pursuant to commercially reasonable standards and, from time to time, make needful and proper repairs so that the value of the Bank's collateral shall be preserved.

            8.7 Material Changes, Judgments. Notify the Bank immediately of any material adverse change in the financial condition of the Borrower or its Subsidiaries and of the filing of any suits, judgments or liens which, if adversely determined, could reasonably be expected to have a material adverse effect on the financial condition, performance or prospects of the Borrower and its Subsidiaries, taken as a whole, or the business or operations of the Borrower and its Subsidiaries, taken as a whole.

            8.8 ERISA Compliance. Comply in all material respects with the provisions of ERISA and regulations and interpretations related thereto with respect to all of its and its Subsidiaries' Plans.

            8.9 Franchises;Permits;Laws. Preserve and keep in full force and effect its existence and all franchises, permits, licenses and other authority as are necessary to enable it and its Subsidiaries to conduct each of their business as being conducted on the date of this Agreement and comply in all material respects with all laws, regulations and requirements now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction over it.

            8.10 Payments. Make all payments as and when required by this Agreement and the notes and other agreements related hereto or to the Obligations.

            8.11 Deposits;Bank Services. Maintain at the Bank all of its and its Subsidiaries' primary depository accounts, with exceptions permitted for accounts maintained for convenience in other geographical locations for the temporary deposit of receipts.

            8.12 Amendments. Give the Bank written notice of an amendment or modification to its and its Subsidiaries' Certificates of Incorporation or By-Laws other governing documents or agreements.

            8.13 Additional Guarantors. Borrower shall notify the Bank of the acquisition or creation of any new Subsidiary and cause each Subsidiary created or acquired after the Closing Date to execute and deliver to the Bank a continuing guaranty and a general security agreement, in form and substance satisfactory to Bank, together with legal opinions in form and substance satisfactory to the Bank opining to the authorization, validity and enforceability of such Guaranty, and to such other matters at the Bank may reasonably request.

            8.14 Further Assurances. Cooperate with the Bank and execute such further instruments and documents as the Bank shall reasonably request to carry out the transactions contemplated by this Agreement and the other Loan Documents.

                                  ARTICLE IX -
                         NEGATIVE COVENANTS OF BORROWER

      So long as any Obligations shall be outstanding, or this Agreement shall remain in effect, unless the Bank otherwise consents in writing, the Borrower shall not, directly or indirectly, jointly or severally:

            9.1 Indebtedness, Mortgages and Liens. Create, incur, assume or allow to exist, voluntarily or involuntarily, or permit any Subsidiary to create, incur, assume or allow to exist, voluntarily or involuntarily, any Indebtedness, excluding only (a) Indebtedness to and interests held by the Bank and/or its Affiliates, (b) Indebtedness reflected in the Financial Statements and in Borrower's unaudited financial statements as of and for the three Fiscal Month period ended March, 2004, (c) Indebtedness incurred since June 28, 2003, in the ordinary course of business, (d) Indebtedness described in Schedule 9.1 attached hereto and made a part hereof, which may not be renewed, extended, amended or modified, (e) Permitted Liens, (f) Indebtedness and interests to which the Bank consents in writing, (g) Indebtedness of Borrower to any Subsidiary or of any Subsidiary to Borrower, (h) amounts payable under or related to the Royal Acquisition Agreement, and (i) amounts payable under or related to the Altama Acquisition Agreement (collectively, "Permitted Indebtedness").

            9.2 Loans and Investments. Make any loan or advance to, or any investment in, any person, firm, joint venture, corporation or other entity whatsoever, or permit any Subsidiaries to do so, except for loans or advances to, and investments in, Borrower or any Subsidiary and short-term investments in certificates of deposit of financial institutions and similar investments made in the ordinary course of business.

            9.3 Mergers, Sales and Acquisitions;Change in Ownership Interests. Exclusive of the Altama acquisition, enter into any merger or consolidation, or acquire all or substantially all the stock or other ownership interests or assets of any person, firm, joint venture, corporation, or other entity, or sell, lease, transfer, or otherwise dispose of any its assets, or permit any Subsidiaries to do so, except, for (a) non-material assets in the ordinary course of business, and (b) the merger of Borrower into any Subsidiary or of any Subsidiary into Borrower (but not reflecting any acquisition of a new Subsidiary).

            9.4 Amendments. Allow the amendment or modification of its Certificate of Incorporation, By-Laws or other governing documents and agreements in any material respect without the prior written consent of the Bank.

            9.5 Dividends, Distributions and Stock Repurchases. Make any cash or property dividends or distributions with respect to any of its shareholder or ownership interests, or apply any of its property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any cash dividends on or distributions with respect to, or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shareholder or ownership interests in Borrower unless after giving effect to any such transaction Borrower shall be in compliance with all the covenants in this Agreement. Notwithstanding the foregoing, (i) Borrower's Subsidiaries may pay dividends from a subsidiary to its parent corporation, and (ii) Borrower may declare and pay cash dividends on its outstanding capital stock after December 31, 2005 provided that both (a) no Default or Event of Default hereunder has occurred and is continuing, or would result from the payment of such dividends, and (b) Borrower's Average Borrowed Funds to EBITDA Ratio, on a consolidated basis, is no greater than 2.0 to 1.0.

            9.6 Material Changes. Permit any material change to be made in the character of the business of Borrower and its Subsidiaries, or in the nature of their operations as carried on at the date hereof.

            9.7 Compensation. Compensate or permit its Subsidiaries to compensate any person or entity, including, without limitation, salaries, bonuses, consulting fees, or otherwise, in excess of amounts reasonably related to services rendered to Borrower or its Subsidiaries.

            9.8 Judgments. Allow to exist any judgments against Borrower or its Subsidiaries in excess of $100,000 which are not fully covered by insurance or for which an appeal or other proceeding for the review thereof shall not have been taken and for which a stay of execution pending such appeal shall not have been obtained.

            9.9 Margin Securities. Allow any proceeds of the Obligations to be used for the purpose of carrying any Margin Securities as defined in Regulation U of the Board of Governors of the Federal Reserve.

            9.10 Subsidiaries. Form, or permit to be formed, any Subsidiary unless such Subsidiary guarantees all Obligations to the Bank, which guarantee must be secured by all of its assets pursuant to a guaranty and a security agreement in form and substance acceptable to the Bank in its sole discretion.

                                  ARTICLE X -
                               FINANCIAL COVENANTS

      So long as any Obligations to the Bank shall be outstanding or this Agreement remains in effect, unless the Bank otherwise consents in writing, the Borrower shall:

            10.1 Average Borrowed Funds to EBITDA. Maintain an Average Borrowed Funds to EBITDA Ratio, on a consolidated basis, no greater than 3.00 to 1.0 measured at the end of each Fiscal Quarter.

            10.2 Minimum Current Ratio. Maintain a minimum Current Ratio, on a consolidated basis, equal to or greater than 1.35 to 1.0 measured at the end of each Fiscal Quarter.

            10.3 Cash Flow Coverage Ratio. Maintain a Cash Flow Coverage Ratio, on a consolidated basis, equal to or greater than (i) 1.15 on September 30, 2004, (ii) 1.2 to 1 .0 from October 1, 2004, until the Termination Date, and
(ii) an amount set by the Bank thereafter, each measured at the end of each Fiscal Quarter.

            10.4 Net Income. Not have Net Income, on a consolidated basis, for any consecutive two (2) Fiscal Quarters in the same calendar year of less than zero.

            10.5 Quarterly Covenant Compliance Sheet. Provide the Quarterly Covenant Compliance Sheet to the Bank within thirty (30) days after the close of each of its Fiscal Quarters.

                                  ARTICLE XI -
                     ENVIRONMENTAL MATTERS; INDEMNIFICATION

            11.1 Environmental Representations. Borrower represents and warrants that:

            (a) Neither the Improvements nor any property adjacent to the Improvements is being or has been used for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site or for the storage of petroleum or petroleum based products except in compliance with all Environmental Laws.

            (b) Underground storage tanks are not and have not been located on the Improvements except in compliance with all Environmental Laws

            (c) The soil, subsoil, bedrock, surface water and groundwater of the Improvements are free of any Hazardous Substances, except as permitted by Environmental Laws.

            (d) There has been no Release, nor is there the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to or within the immediate vicinity of the Improvements which through soil, subsoil, bedrock, surface water or groundwater migration could come to be located on the Improvements, and the Borrower and its Subsidiaries have not received any form of notice or inquiry from any federal, state or local governmental agency or authority, any operator, tenant, subtenant, licensee or occupant of the Improvements or any property adjacent to or within the immediate vicinity of the Improvements or any other person with regard to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to the Improvements.

            (e) All Environmental Permits relating to the Borrower and its Subsidiaries and the Improvements have been obtained and are in full force and effect.

            (f) No event has occurred with respect to the Improvements which, with the passage of time or the giving of notice, or both, would constitute a violation of any applicable Environmental Law or non-compliance with any Environmental Permit.

            (g) There are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of the Improvements which require any change in the present condition of the Improvements or any work, repairs, construction, containment, clean up, investigations, studies, removal or other remedial action or capital expenditures with respect to the Improvements.

            (h) There are no actions, suits, claims or proceedings, pending or threatened, which could cause the incurrence of expenses or costs of any name or description or which seek money damages, injunctive relief, remedial action or any other remedy that arise out of, relate to or result from (i) a violation or alleged violation of any applicable Environmental Law or noncompliance or alleged non-compliance with any Environmental Permit, (ii) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to or within the immediate vicinity of the Improvements or (iii) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Improvements or the ownership, use, operation, sale, transfer or conveyance thereof.

            11.2 Environmental Covenants. Borrower covenants and agrees with the Bank that, until the Obligations have been fully satisfied and paid and the Commitment has been terminated, the Borrower shall:

            (a) Comply with, and shall cause its Subsidiaries, all operators, tenants, subtenants, licensees and occupants of the Improvements to comply with all applicable Environmental Laws and shall obtain and comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to obtain and comply with, all Environmental Permits.

            (b) Not cause or permit any change to be made in the present or intended use of the Improvements which would (i) violate any applicable Environmental Law, (ii) constitute non-compliance with any Environmental Permit or (iii) materially increase the risk of a Release of any Hazardous Substance.

            (c) Promptly provide the Bank with a copy of all notifications which it gives or receives with respect to any past or present Release or the threat of a Release of any Hazardous Substance on, at or from the improvements or any property adjacent to the Improvements.

            (d) Undertake and complete all investigations, studies, sampling and testing and all removal and other remedial actions required by law to contain, remove and clean up all Hazardous Substances that are determined to be present at the Improvements in accordance with all applicable Environmental Laws and all Environmental Permits.

            (e) At all times upon prior notice, allow the Bank and its officers, employees, agents, representatives, contractors and subcontractors access to the Improvements for the purposes of ascertaining site conditions, including, but not limited to, subsurface conditions.

            (f) Deliver promptly to the Bank: (i) copies of any documents received from the United States Environmental Protection Agency, or any state, county or municipal environmental or health agency concerning a Borrower's or its Subsidiaries' operations or the Improvements; and (ii) copies of any documents submitted by Borrower or its Subsidiaries to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations or the Improvements.

            (g) If at any time the Bank obtains any reasonable evidence or information which suggests that a material potential environmental problem may exist at the improvements, the Bank may require that a kill or supplemental environmental inspection and audit report with respect to the Improvements of a scope and level of detail satisfactory to the Bank be prepared by an environmental engineer or other qualified person acceptable to the Bank at the Borrower's expense. Such audit may include a physical inspection of the Improvements, a visual inspection of any property adjacent to or within the immediate vicinity of the Improvements, personnel interviews and a review of all Environmental Permits. If the Bank requires, such inspection shall also include a records search and/or subsurface testing for the presence of Hazardous Substances in the soil, subsoil, bedrock, surface water and/or groundwater. If such audit report indicates the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, the Borrower and its Subsidiaries shall promptly undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean up and other remedial actions, using methods recommended by the engineer or other person who prepared said audit report and acceptable to the appropriate federal, state and local agencies or authorities.

            11.3 Indemnity. Borrower agrees to indemnify, defend and hold harmless the Bank from and against any and all liabilities, claims, damages, penalties, expenditures, losses or charges, including, but not limited to, all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition of any kind whatsoever, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by the Bank (or any other person or entity affiliated with the Bank or representing or acting for the Bank or at the Bank's behest, or with a claim on the Bank or to whom the Bank has liability or responsibility of any sort related to this Section 11.3) relating to, resulting from or arising out of (a) the use of the Improvements for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site, (b) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (c) the failure to promptly undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean up and other remedial actions with respect to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (d) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Improvements or the ownership, use, operation, sale, transfer or conveyance thereof, (e) a violation of any applicable Environmental Law, (f) non-compliance with any Environmental Permit or (g) a material misrepresentation or inaccuracy in any representation or warranty or a material breach of or failure to perform any covenant made by Borrower in this Agreement. Such costs or other liabilities incurred by the Bank or other entity described in this Section 11.3 shall be deemed to include, without limitation, any sums which the Bank deems it necessary or desirable to expend to protect its security interests and liens.

            11.4 No Limitation. The liability of the Borrower under this Article XI shall in no way be limited, abridged, impaired or otherwise affected by (a) any amendment or modification of this Agreement or any other document relating to the Obligations by or for the benefit of the Borrower, its Subsidiaries or any subsequent owner of the Improvements except for an amendment or modification which expressly refers to this Article XI, (b) any extensions of time for payment or performance required by this Agreement or any other document relating to the Obligations, (c) the release of Borrower, any Subsidiary or any other person from the performance or observance of any of the agreements, covenants, terms or conditions contained in this Agreement or any other document relating to the Obligations by operation of law, the Bank's voluntary act or otherwise, (d) the invalidity or unenforceability of any of the terms or provisions of this Agreement or any other document relating to the Obligations, (e) any exculpatory provision contained in this Agreement or any other document relating to the Obligations limiting the Bank's recourse, to property encumbered by any mortgage or to any other security or limiting the Bank's rights to a deficiency judgment against the Borrower, (f) any applicable statute of limitations, (g) any investigation or inquiry conducted by or on behalf of the Bank or any information which the Bank may have or obtain with respect to the environmental or ecological condition of the Improvements, (h) the sale, assignment or foreclosure of any interest in collateral for the Obligations, (i) the sale, transfer or conveyance of all or part of the Improvements, (j) the dissolution and liquidation of Borrower, (k) the death or legal incapacity of any individual, (l) the release or discharge, in whole or in part, of Borrower in any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding, or (m) any other circumstances which might otherwise constitute a legal or equitable release or discharge of Borrower, in whole or in part.

            11.5 Survival. Notwithstanding anything to the contrary contained herein, the liability and obligations of the Borrower under Section 11.3 shall survive the discharge, satisfaction or assignment of this Agreement by the Bank and the payment in full of all of the Obligations.

            11.6 Investigations. If Borrower defaults on any of its Obligations pursuant to this Agreement or any other Loan Document, the Bank or its designee shall have the right, upon reasonable notice to the Borrower, to enter upon the Improvements and conduct such tests, investigation and sampling, including, but not limited to, installation of monitoring wells, as shall be reasonably necessary for the Bank to determine whether any disposal of Hazardous Substances has occurred on, at or near the Improvements. The costs of all such tests, investigations and samplings shall be considered as additional indebtedness secured by all collateral for the Obligations and shall become immediately due and payable without notice and with interest thereon at the highest rate then borne by any of the Obligations.

            11.7 No Warranty Regarding Information. Borrower agrees that the Bank shall not be liable in any way for the completeness or accuracy of any Environmental Report or the information contained therein. The Borrower further agrees that the Bank has no duty to warn the Borrower, its Subsidiaries or any other person or entity about any actual or potential environmental contamination or other problem that may have become apparent or will become apparent to the Bank.

                                 ARTICLE XII -
                                    DEFAULTS

            12.1 Defaults. The following events (hereinafter called "Events of Default") shall constitute defaults under this Agreement

            (a) Nonpayment. Failure of Borrower to make any payment of any type under the terms of this Agreement, any of the Notes, or of any of the agreements contemplated hereunder (including without limitation, the Reimbursement Agreement), within ten (10) days after the same becomes due and payable, except that there shall be no ten (10) day grace period for the Borrower's obligation to reduce the principal balance of the Revolving Credit Facility if the outstanding principal balance of the Revolving Credit Facility exceeds the Commitment or the Borrowing Base under Sections 2.1 and 2.2 of this Agreement.

            (b) Performance. Failure of Borrower or any Subsidiary to observe or perform, as applicable, (i) any of the financial covenants in Article X of this Agreement or (ii) any other condition, covenant or term of this Agreement, any Loan Document or any related agreements and documents which is not cured within thirty (30) days after notice of such failure is sent by the Bank, and provided that during such thirty (30) day period Borrower and any affected Subsidiary is diligently and in good faith curing such failure.

            (c) Other Obligations. Failure of Borrower or any Subsidiary to observe or perform any other condition, covenant any other agreement or instrument with the Bank, M&T Real Estate or any other subsidiary or affiliate of the Bank after any applicable cure or grace period related thereto, or default by Borrower under any agreement or instrument involving borrowed money or the like, or any other agreement with any third person or entity, which is not terminable on thirty (30) days or less notice or provides for payment of consideration of more than $100,000 by any party thereafter, but excluding from the operation of this Subsection (c) of this Section 12.1 the payment or acceleration of the due date of Contingent Earn-Out Amounts due under (i) the Royal Acquisition Agreement which are capable of being paid with additional Revolving Credit Loans available under the Revolving Credit Facility, the Earn-Out Letter of Credit or committed third party equity or equity-like financing, and (ii) the Altama Acquisition Agreement which are capable of being paid with additional Revolving Credit Loans available under the Revolving Credit Facility or committed third party equity or equity-like financing.

            (d) Representations. Failure of any representation or warranty made by Borrower or any Subsidiary in connection with the execution and performance of any Loan Document or any certificate of officers pursuant thereto, to be truthful, accurate or correct in all material respects.

            (e) Financial Difficulties. Financial difficulties of Borrower or any Subsidiary as evidenced by:

                  (i) any admission in writing of inability to pay debts as they become due; or

                  (ii)  immediately upon the filing of a voluntary, or sixty
(60) days after a filing of an involuntary, petition in bankruptcy, or under any chapters of the Bankruptcy Code, or under any federal or state statute providing for the relief of debtors; or

                  (iii) making an assignment for the benefit of creditors; or

                  (iv) consenting to the appointment of a trustee or receiver for all or a major part of any of its property; or

                  (v) the entry of a court order appointing a receiver or a trustee for all or a major part of its property which is not bonded, discharged or stayed within sixty (60) days; or

                  (vi) the occurrence of any event, action, or transaction that could give rise to a lien or encumbrance on the assets of Borrower or any Subsidiary as a result of application of relevant provisions of ERISA.

            (f) The occurrence of a Change in Control.

            (g) Security Documents. Borrower or any Subsidiary and/or any Guarantors, as signatory under any of the Security Documents, shall cause at any time or if for any reason the Security Documents to: (i) cease to create a valid and perfected security interest or lien in and to the property purported to be subject to the same for any reason other than the failure of the secured parties thereunder to continue any UCC-I Financing Statement, or (ii) cease to be in full force and effect or shall be declared null and void, or (iii) the validity or enforceability of any Security Document shall be contested by any party thereto or any party thereto shall deny it has any further liability or obligations to the secured parties thereunder.

            (h) ERISA. Any event occurs or condition exists which, with notice or lapse of time or both, would make any Plan of Borrower, and Subsidiary or any Guarantor subject to termination under subsections (1), (2) and (3) of Section 4042(a) of ERISA, or Borrower, any Subsidiary, any Guarantor or any of their respective plan administrators shall have received notice from the PBGC indicating that it has made a determination that any Plan of Borrower, any Subsidiary or any Guarantor is subject to termination under Section 4042(a)(4) of ERISA, or Borrower, any Subsidiary or any Guarantor is subject to employer's liability under Section 4062, 4063, or 4064 of ERISA, in each case under ERISA as now or hereafter amended.

            12.2 Remedies. If any one or more Events of Default listed in
Section 12.1(e)(i)-(vi) occur, (a) the Commitment and any further commitments or obligations of the Bank shall be deemed to be automatically and without need for further action terminated, and (b) all Obligations of the Borrower to the Bank, automatically and without need for further action, shall become forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived. If any one or more Events of Default other than those listed in Section 12.1(e)(i)-(vi) occur, the Bank may, at its option, take either or both of the following actions at the same or different times: (i) terminate the Commitment and any further commitments or obligations of the Bank, and (ii) declare all Obligations of the Borrower to the Bank, automatically and without need for further action, to be forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived.

            In case any such Events of Default shall occur, the Bank shall be entitled to recover judgment against the Borrower for all Obligations of the Borrower to the Bank either before, or after, or during the pendency of any proceedings for the enforcement, of any Security Document and, in the event of realization of any funds from any security or guarantee and application thereof to the payment of the Obligations due, the Bank shall be entitled to enforce payment of and recover judgment for all amounts remaining due and unpaid on such Obligations.

      The Bank shall be entitled to exercise any other legal or equitable right which it may have, and may proceed to protect and enforce its rights by any other appropriate proceedings, including action for the specific performance of any covenant or agreement contained in this Agreement and other agreements held by the Bank.

                                 ARTICLE XIII -
                                  MISCELLANEOUS

            13.1 Waiver. No delay or failure of the Bank to exercise any right, remedy, power or privilege hereunder shall impair the same or be construed to be a waiver of the same or of any Event of Default or an acquiescence therein. No single or partial exercise of any right, remedy, power or privilege shall preclude other or further exercise thereof by the Bank, All rights, remedies, powers, and privileges herein conferred upon the Bank shall be deemed cumulative and not exclusive of any others available.

            13.2 Survival of Representations. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the execution and delivery of other agreements hereunder.

            13.3 Additional Security;Setoff. The Bank shall have a security interest in and right of setoff with respect to all deposits or other sums credited by or due from the Bank to Borrower and a security interest in all securities or other property of Borrower in the Bank's possession for safekeeping or otherwise. The Bank's security interest shall secure payment of the Obligations. In the event of any Event of Default under this Agreement, regardless of the adequacy of collateral, without any demand or notice, except as required by applicable law, the Bank may apply or setoff such deposits or other sums and may sell or dispose of any or all of such securities or other property and may exercise any and all rights it may have under the New York Uniform Commercial Code, as in effect from time to time. The rights of the Bank under this Agreement are in addition to, and not exclusive of, any other rights it may have with respect to such deposits, sums, securities, or other property under other agreements or applicable principles of law. The Bank shall have no duty to take steps to preserve rights against prior parties as to such securities or other property.

            13.4 Notices. Any notice or demand upon any party hereto shall be deemed to have been sufficiently given or served for all purposes hereof when delivered in person or by nationally recognized overnight courier with receipt requested, or two (2) business days after it is mailed certified mail postage prepaid, return receipt requested, addressed as follows:

      If to Bank:      Manufacturers and Traders Trust Company
                       One M&T Place
                       Buffalo, New York
                       Attention: Gail Reese, Collateral and Documentation Dept.

      and

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

                       Manufacturers and Traders Trust Company
                       M&T Place
                       255 East Avenue
                       Rochester, New York 14692
                       Attention: Kevin R. Wilmot, Assistant Vice President

      If to Borrower:  Phoenix Footwear Group, Inc.
                       5759 Fleet Street
                       Suite 220
                       Carlsbad, California 92008
                       Attention: Kenneth Wolf, Chief Financial Officer

Any party may change, by notice in writing to the other parties, the address to which notices to it shall be sent.

            13.5 Entire Agreement. This Agreement and the Loan Documents embody the entire agreement and understanding among the parties and supersede all prior agreements and understandings relating to the subject mailer hereof. This Agreement shall not be changed or amended without the written agreement of all parties hereto. This Agreement embodies all commitments to lend between the Bank and the Borrower and supersedes any prior commitments. No handwritten modifications or deletions in this Agreement or in any Loan Document shall be effective unless initialed by a duly authorized representative of the Bank and the Borrower and/or any other party thereto. This provision shall not apply to handwritten insertions to complete blanks in the Agreement and/or the Loan Documents.

            13.6 Parties in Interest. All the terms and provisions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the parties and their respective successors and assigns and shall inure to the benefit of and be enforceable by any holder of notes executed hereunder. Upon any transfer of any Obligation or any interest therein the Bank may deliver or otherwise transfer or assign to the holder any collateral or guarantees for the Obligation, which holder shall thereupon have all the rights of the Bank.

            13.7 Business Days. Whenever any payment is due, or obligation is to be performed hereunder of a Saturday, Sunday, or banking holiday in the State of New York, such payment may be made or obligation performed on the next succeeding business day. Such extension of time shall, in such case, be included in the computation of any interest or fees.

            13.8 Severability. In the event that anyone or more of the provisions contained in this Agreement or any other Loan Document shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other Loan Document.

            13.9 Governing Law. This Agreement and the Loan Documents, together with all of the rights and obligations of the parties hereto, shall be construed, governed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

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

            13.10 Participations. The Bank shall have the right to sell or repurchase participations in the Obligations without giving prior notice to the Borrower, so long as the Bank retains servicing responsibility with respect to this Agreement and the transactions contemplated hereby.

            13.11 Electronic Communications. Borrowing base and compliance certificates submitted to the Bank electronically by a representative of the Borrower shall be deemed to have been submitted and signed by the representative sending the electronic communication.

            13.12 Jurisdiction. Borrower hereby irrevocably and unconditionally consents to jurisdiction and service of process, which may be effected by certified mail, in the Supreme Court of the State of New York sifting in Monroe County, or of the United States District Court for the Western District of New York. Borrower hereby irrevocably and unconditionally waives any objection it may have to the laying of venue of any such action, suit or proceeding in any such court referred to in this Section 13.12. Borrower hereby irrevocably waives the defense of an inconvenient forum to the maintenance of any such action, suit or proceeding in any such court.

            13.13 Waiver of Trial by Jury. Borrower waives trial by jury of any claims or proceedings with respect to this Agreement, the Loan Documents, the Obligations and all matters related hereto to the fullest extent allowed by law.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

MANUFACTURERS AND TRADERS TRUST COMPANY

By:    /s/ Kevin Wilmot
       ------------------------------
Name:  Kevin Wilmot
Title: Assistant Vice President

PHOENIX FOOTWEAR GROUP, INC.

By:    /s/ Richard E. White
       ------------------------------
Name:  Richard E. White
Title: Chief Executive Officer

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